February  9,  2004







Dear  Pizza  Inn  Shareholder,

I want to take this opportunity to update you on your company's performance and efforts since this management team began in late August, 2002, particularly looking at this past quarter as well as our fiscal year ended on June 29, 2003. We have implemented many new initiatives since the fall of 2002 in order to increase shareholder value. I will summarize the major ones and their impact to date in this letter. These initiatives have one common foundation, and that is to improve company performance and shareholder value by helping our Pizza Inn franchisees, both existing and new, become more successful. As will be specifically noted below, these programs address the areas of both sales building and expense reductions, while staying focused on our number one restaurant level goal of attracting and satisfying customers. By reaching more of these goals faster, all shareholders will benefit directly through Pizza Inn's financial success and stock price growth, which we have continued to see in recent months.

The  following  list  outlines  the  key  initiatives:

   (1)  Marketing  and  Sales  Building  Improvements

As I discussed at our last shareholder meeting about a year ago, one of our first acts was to change the leadership and direction of our marketing efforts. First we conducted extensive research in many of our strategic markets, talking directly with consumers about the strengths and weaknesses of our brand. Our management team then worked with the franchisee advertising board and our new advertising agency, Launch, to develop new brand positioning and supporting advertising materials for 2003. These programs, which included new television and radio commercials as well as direct marketing materials, were first presented to franchisees at our May, 2003 Franchisee Owners' Conference. The subsequent use of these materials and strategies began in July, and we are very pleased with their impact on sales as demonstrated by the enclosed graph entitled "Comparable Sales Growth." Subsequent expansion of these creative materials will continue to focus on Pizza Inn's strong foundation of both quality pizza and menu variety as well as our appeal to families.





   (2)  Franchisee  Communications  and  Teamwork

Quality franchisee relations are the bedrock of success for Pizza Inn and one of the keys to optimizing shareholder value. Without a high level of cooperation and trust, Pizza Inn's new marketing and operational initiatives could not be fully implemented in the field. As a result, the Company's performance would suffer.

I am happy to report that recent success in the areas of marketing and comparable sales is due in large part to inspired teamwork. The efforts of the franchisee advertising board, in addition to the support of other franchisees, are helping to make Pizza Inn better every day.

The previously mentioned May, 2003 Franchisee Owners' Conference proved to be one of our best-attended and most productive events in many years. The enthusiasm and teamwork created continues with many of the programs rolled out last May, and we are already receiving indications of strong attendance support and program participation from our franchisees for our June, 2004 conference in Biloxi, MS.

   (3)  Operation  and  Training  Programs

Another key step began in late 2002, when we increased the service and support levels for newly opened Pizza Inn restaurants, especially for operators new to the Pizza Inn system. We believe this increased commitment to start-up support is improving sales levels and franchisee profitability in our new units. As mentioned above, our operations and training team also continues to work with our franchisees on new product testing. For example, we are currently field testing "Take and Bake" pizza and Pizza Inn's "4 -Pack Sampler" as new ways to address consumers' changing needs and preferences.

This same team remains focused on assistance to all existing franchisees as well. Their highest priorities remain cooperative efforts with our franchisees regarding quality training and compliance with our standards, each of which contributes to our high quality of products, excellent service and cleanliness.

   (4)  Franchise  Development,  Including  Net  Unit  Growth

In fiscal 2004, we have opened 20 new units, of which three had been previously closed. During this time, we have closed 15 units of which four were express operations. We have placed significant emphasis on minimizing closings, as evidenced by the fact that year-to-date closings on an annualized basis are the fewest in more than ten years. We feel our ongoing commitment to increasing franchisee profitability will continue to improve our closing results.

Regarding our 20 year-to-date openings, eight are buffet restaurants and another eight are delivery/carry out (DELCO) restaurants, including a recently opened
DELCO company restaurant in Little Elm, TX, near our offices. We are pleased with the sales levels of these new units, with opening sales higher overall than in past years.

To improve upon this success, we will continue to focus on lowering the investment costs of new restaurants as well as remodeling costs of existing units. Our modular construction option is one of these lower cost alternatives. In fact, our recently opened company-owned DELCO is modular in construction.

Overall, we expect to open about 35 new Pizza Inn's for fiscal 2004, and have received a high level of interest for fiscal 2005 also.

   (5)  Key  Financial  Trends

         Revenue  Growth,  Including  Norco  Sales

The major components of our revenue growth plans for fiscal 2004 are net unit growth, increased comparable restaurant sales, and additional Norco sales market share. Our net unit growth is now positive for the first time in five years and average retail sales for new buffet units are 19.3% higher than last year's and 6.0% higher for DELCO units. Comparable sales, which decreased 5.5% in fiscal 2003, have shown steady improvement since July, 2003, as shown on the enclosed graph entitled "Comparable Sales Growth." Average weekly comparable sales decreased 2.4% over the last seven months, but have been positive beginning with the last week in December. In addition, our comparable Norco sales to franchisees have increased by 2.1% year to date.

        General  and  Administrative  Expenses

We have decreased our general and administrative expenses, excluding bad debt expenses, $458,000, or 9.7%, for fiscal 2003 and $247,000, or 11.0%, for the first six months of fiscal 2004, compared to the same respective periods in the prior years.

Total compensation for the Company's top five employees in fiscal 2003 decreased $1,072,000 or 37.6% from fiscal 2002 and the Company has realized additional savings at the top five level for the first six months of fiscal 2004 of $55,000 or 5.5%.




Cash  Flow,  Uses  of  Cash,  and  Debt  Balances

Pizza Inn generated approximately $4.0 million in cash flow from operating activities in fiscal 2003 and $2.6 million in the first six months of fiscal year 2004. This cash was primarily used to reduce our debt load, to reacquire certain area development rights, and to fund the construction of our recently opened Company-owned store. As of today, current debt balances are the lowest in many years: $1.4 million on our line of credit, $209,000 on our term loan and $7.3 million on our corporate facilities mortgage.

     Pizza  Inn  Stock  Price

As shown on the enclosed graph, Pizza Inn's stock price has grown from $1.04 on August 22, 2002 to $2.94 as of Friday, February 6, 2004.


In closing, we believe that an objective evaluation of the Company's performance over the last 17 months will show that we have been highly focused on increasing both shareholder value and franchisee profitability, two goals we pledge to remain our top priorities in the months and years to come.


Sincerely,


/s/ Ronald W. Parker


Ronald  W.  Parker
President  and  Chief  Executive  Officer


Attachments  (2)


Comparable Sales Growth




Month/Year   Comp Sales          Comment
------  -----------      ----------------
  Aug .2002     -5.0%
  Sept.2002 .   -4.8%
  Oct .2002 .   -5.7%
  Nov .2002 .   -6.5%
  Dec .2002 .   -5.7%    December 2002 New positioning research begins
  Jan .2003 .   -6.6%
  Feb .2003 .   -5.2%
  Mar  2003 .   -6.7%
  Apr  2003 .   -7.7%
  May  2003     -5.6%   May 2003 Research findings, positioning recommendations,communication strategy and creative materials  presented chainwide
  Jun  2003 .   -6.4%  June 2003 Co-Ops begin implementation of new ad campaigns
  July.2003 .   -6.9%  July 2003 TV and FSI creative with new positioning begins chainwide
  Aug .2003 .   -3.6%
  Sept.2003 .   -4.5%
  Oct .2003 .   -2.3%  October 2003 "Family Savings Blitz" FSI distributed chainwide
  Nov .2003 .   -1.5%
  Dec .2003 .   -1.4%
  Jan .2004 .    1.2%  January 2004 "Free Medium Pizza" FSI introduced chainwide



Pizza Inn Stock Price





               Monthly Average
                ---------------
    Date              Close
  Aug 2002             1.24
  Sep 2002             1.64
  Oct 2002             1.67
  Nov 2002             1.68
  Dec 2002             2.25
  Jan 2003             2.40
  Feb 2003             1.85
  Mar 2003             1.71
  Apr 2003             1.64
  May 2003             1.77
  Jun 2003             1.96
  Jul 2003             2.18
  Aug 2003             2.27
  Sep 2003             2.60
  Oct 2003             2.71
  Nov 2003             2.85
  Dec 2003             2.94
  Jan 2004             2.95
  Feb 2004             2.90
